                                                                    EXHIBIT 12.2

                          ARCHSTONE COMMUNITIES TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                        Six Months Ended
                                                            June 30,                   Twelve Months Ended December 31,
                                                     -------------------------------------------------------------------------------
                                                        2000        1999       1999       1998     1997(1)      1996        1995
                                                     -------------------------------------------------------------------------------
Earnings from operations..........................    $  90,079   $ 82,421   $169,339   $134,571    $24,686    $ 94,089   $ 81,696
Add:
     Interest expense.............................       71,527     56,041    121,494     83,350     61,153      35,288     19,584
                                                     -------------------------------------------------------------------------------
Earnings as adjusted..............................    $ 161,606   $138,462   $290,833   $217,921    $85,839    $129,377   $101,280
                                                     ===============================================================================
Combined fixed charges and Preferred Share
dividends:
     Interest expense.............................    $  71,527   $ 56,041   $121,494   $ 83,350    $61,153    $ 35,288   $ 19,584
     Capitalized interest.........................       13,032     17,739     31,912     29,942     17,606      16,941     11,741
                                                     -------------------------------------------------------------------------------

         Total fixed charges......................       84,559     73,780    153,406    113,292     78,759      52,229     31,325
                                                     -------------------------------------------------------------------------------
     Preferred Share dividends....................       12,801     11,308     23,731     20,938     19,384      24,167     21,823
                                                     -------------------------------------------------------------------------------
Combined fixed charges and Preferred Share
 dividends........................................     $ 97,360   $ 85,088   $177,137   $134,230    $98,143    $ 76,396   $ 53,148
                                                     ===============================================================================
Ratio of earnings to combined charges and
Preferred Share dividends........................           1.7        1.6        1.6        1.6        0.9         1.7        1.9
                                                     ===============================================================================

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 would be 1.6.